Exhibit 10.1

Wednesday, January 11, 2006

FOR IMMEDIATE RELEASE

For Further Information, Contact:

John Lee, Old Dominion Electric Cooperative, (804) 968-4067

Old Dominion Electric Cooperative to “Aggressively Defend” Challenge

to Its Wholesale Power Contract

Glen Allen, VA - Old Dominion Electric Cooperative (Old Dominion), a wholesale power provider to 12 distribution cooperatives in Virginia, Maryland and Delaware (the Members), announced today that a complaint was filed late last week with the Federal Energy Regulatory Commission (FERC) by Northern Virginia Electric Cooperative (NOVEC), an Old Dominion Member based in Manassas and serving retail customers in the Northern Virginia area.

The complaint filed by NOVEC, pursuant to Section 206 of the Federal Power Act, seeks a unilateral change in its wholesale power contract with Old Dominion, a contract that was executed initially in 1983 and later restated in 1992. The contract, which is filed at FERC and was executed in substantially the same form with all 12 of Old Dominion’s Members, obligates Old Dominion to provide for virtually all of NOVEC’s electric needs through the year 2028.

In the filing, NOVEC asks FERC for a reformation of the wholesale power contract, claiming that the contract is no longer just and reasonable or in the public interest. Additionally, NOVEC requests that its “share” of “existing resources” be established retroactively as of a date no later than January 5, 2006, and that the contract be modified to permit NOVEC to obtain any of its power supply needs in excess of “existing resources” from other sources. NOVEC also reiterated its commitment to fulfill its obligation for the existing Old Dominion assets and lastly, asks that if immediate action cannot be taken on its requests, then FERC should set this matter for a hearing to establish a full record upon which a decision could be rendered.

For several years Old Dominion and NOVEC have discussed the subject of modifications to the contract. Old Dominion President and CEO Jack Reasor stated, “We have worked hard to find a solution that would be mutually acceptable, but unfortunately, to date every potential solution that would address all of NOVEC’s desires would also result in issues for our other Member systems and impact their legitimate contract rights.” Reasor added, “We have always been willing to work with NOVEC on a business solution and, in fact, we have offered NOVEC several options with regards to its future needs. However, despite these efforts over the years, the parties have been unable to reach a compromise.

(Continued)

Old Dominion Electric Cooperative to “Aggressively Defend” Challenge

to Its Wholesale Power Contract

“We regret that one of our Members has chosen to take this extreme action and challenge the wholesale power contract,” Reasor added, saying “the contract is an important operational and financial component in our charter to meet the electric needs of nearly half a million customers in Virginia, Maryland and Delaware. Given the critical importance of this agreement, we will obviously defend the sanctity of the contract and the integrity of the bargain struck and hold NOVEC accountable for its commitments under the agreement.”

Old Dominion’s Chairman of the Board of Directors, John Bowman, stated, “This filing challenges an agreement that was executed in good faith by both parties and it’s disappointing that a longtime member of our family has chosen this course. However, make no mistake about it, we will aggressively defend the wholesale power contract and take a strong stand on any action deemed as detrimental to Old Dominion and its Members.

“We simply could not give NOVEC everything it wanted without bringing harm to the remaining 11 Members,” Bowman concluded.

Old Dominion was formed in 1948 to identify new power sources and to aggregate and meet the needs of its growing member systems through power supply purchases. Since 1983, Old Dominion has been a fully operational utility, purchasing and generating wholesale power and selling it at cost to its 12 Members.

Old Dominion meets the power requirements of its Members with a mix of power supply contracts and its ownership in several generation facilities. The Glen Allen-based utility’s generation portfolio includes an 11.6 percent interest in the North Anna Nuclear Power Station, one of the world’s best run nuclear plants; a 50 percent ownership in The Clover Power Station, recognized as one of the nation’s cleanest and most technologically advanced coal-fired stations; and three gas-fired turbine facilities utilized to meet its Members’ peaking power needs.

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